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                                 EXHIBIT 5.1


Smith, Stratton, Wise, Heher & Brennan
600 College Road East
Princeton, New Jersey  08540

July 31, 20001

Princeton Video Image, Inc.
15 Princess Drive
Lawrenceville, New Jersey 08648

Gentlemen:

           We have acted as counsel to Princeton Video Image, Inc., a New Jersey corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of an additional 3,000,000 shares (the "Shares") of the Company's common stock, no par value, which are to be offered by the Company under its Amended 1993 Stock Option Plan (the "Plan").

           We have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that:

                 (1) The issuance of the Shares has been duly and validly authorized; and

                 (2) The Shares, when issued, delivered and sold in accordance with the terms of the Plan and the stock options granted thereunder, will be validly issued, fully paid and non-assessable.

           We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Interests of Named Experts and Counsel" in the Company's Registration Statement on Form S-8 (No. 333-73207), which has been incorporated by reference into the Registration Statement.


                                   Sincerely,

                                   /s/ Smith, Stratton, Wise, Heher & Brennan